Exhibit 99.1

GloTech Industries, Inc. Changes Name and Symbol, Completes Reverse Stock Split

Stock Now Trading Under Symbol 'IRAE'

GAINESVILLE, Fla., Jan 02, 2004 /PRNewswire-FirstCall via Comtex/ -- GloTech Industries, Inc. (New Symbol OTC Bulletin Board: IRAE) (Old Symbol OTC Bulletin Board: GTHI) today announced the completion of its name change to Intra-Asia Entertainment Corporation and its trading symbol change to "IRAE". The Company also announced a 1-for-5.37 reverse split of its common shares, effective January 2, 2003. These actions follow the Company's acquisition, announced on December 19, 2003, of Intra Asia Entertainment Corporation, the eighth largest amusement park operator in China.

"These actions have been taken to better reflect and position our Company as a result of the recent acquisition of our amusement park operations in China," stated a spokesman for Intra-Asia Entertainment Corporation (previously GloTech Industries, Inc.).

Intra-Asia Entertainment intends to bring a Western flair to Chinese amusement parks. The Company manages the Weifang Fuhua Amusement Park in China's eastern Shandong Province (about 270 miles from Beijing). The park's nineteen (19) rides include the country's longest double-looping roller coaster, a constant-motion Ferris wheel, a water ride, and a balloon drop. Intra-Asia Entertainment has plans to build new rides and open a new indoor water park in the near future. Attendance at the park, which has been profitable since its opening in 1994, totaled 1,280,908 in the year ended December 31, 2002.

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products, services and technologies; changes in local currency valuations; the Company's ability to continue to secure sources of financing; and other factors as described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

For more information please contact Patti Mathews, RJ Falkner & Company, Inc. at (303) 776-5514.